Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Table B-3. Financial Highlights of the Buying Fund” and “Counsel and Independent Registered Public Accounting Firm” in the Information Statement/Prospectus included in this Registration Statement (Form N-14, File No. 333-30810) of State Street Institutional Investment Trust.

We also consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Counsel and Independent Registered Public Accounting Firm” in each Statement of Additional Information, each dated April 30, 2024, included in Post-Effective Amendment No. 301 to the Registration Statement (Form N-1A) of State Street Institutional Investment Trust, filed with the Securities and Exchange Commission, and incorporated by reference into the Information Statement/Prospectus included in this Registration Statement.

We also consent to the incorporation by reference of our reports, dated February 18, 2025, with respect to the financial statements and financial highlights of State Street Institutional Liquid Reserves Government Money Market Fund (formerly, State Street Institutional Liquid Reserves Fund) and State Street Institutional U.S. Government Money Market Fund (two of the funds constituting State Street Institutional Investment Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year ended December 31, 2024, filed with the Securities and Exchange Commission, into this Registration Statement.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 1, 2025